Exhibit 10.7

DATED	1 APRIL 2015

(1)             MOTIF BIO PLC

(2)             AMPHION INNOVATIONS PLC

CONSULTANCY AGREEMENT

Reed Smith LLP
The Broadgate Tower
20 Primrose Street
London EC2A 2RS
Phone: +44 (0) 20 3116 3000
Fax: +44 (0) 20 3116 3999
DX1066 City / DX18 London
r e e d s m i t h . c o m

CONTENTS

		Page

1	INTRODUCTION AND INTERPRETATION	1
2	INTERPRETATION	1
3	PROVISION OF THE SERVICES	2
4	OBLIGATIONS OF AMPHION	4
5	FEES AND EXPENSES	5
6	INDEMNITY AND LIABILITY	6
7	INSURANCE POLICIES	7
8	SUPPLIER’S UNDERTAKINGS	8
9	CONFIDENTIALITY AND RECORDS	8
10	DATA PROTECTION	10
11	INTELLECTUAL PROPERTY	10
12	DURATION AND TERMINATION	11
13	RESTRICTIONS	12
14	NATURE OF AGREEMENT	15
15	ENTIRE AGREEMENT	15
16	ENFORCEABILITY	15
17	RIGHTS OF THIRD PARTIES	15
18	GOVERNING LAW AND JURISDICTION	15
19	VARIATION	16
20	COUNTERPARTS	16
21	NOTICES AND SERVICE	16
THE SCHEDULE		17

CONSULTANCY AGREEMENT dated 1 April 2015

BETWEEN:

(1)                                MOTIF BIO PLC registered in the England and Wales under company number 09320890 and whose registered office is at One Tudor Court, London, EC4Y 0AH (‘Motif’); and

(2)                                AMPHION INNOVATIONS PLC registered in the Isle of Man under company number 113646C and whose registered office is at Fort Anne, Douglas, Isle of Man, IM1 5PD (the ‘Amphion’).

1                                        INTRODUCTION AND INTERPRETATION

1.1                              Motif is a member of a group involved in drug discovery and development.

1.2                              Motif wishes Amphion to provide the Services to Motif on the terms and conditions set out in this Agreement and Amphion agrees to provide the Services on those terms and conditions.

1.3                              Amphion is entitled to make available Mr Bertoldi to enable the Services to be provided and agrees to do so on the terms and conditions referred to in clause 1.2 above.

2                                        INTERPRETATION

2.1                              In this Agreement, unless the context otherwise requires:

‘Admission’ means the admission of the ordinary share capital of Motif to trading on AIM, the market of that name operated by the London Stock Exchange plc;

‘the Business’ means the business referred to in clause 1.1, as carried on by Motif from time to time during the period of this Agreement;

‘Motif Group’ means Motif and any holding company and any subsidiary company (from time to time) of Motif (wherever incorporated or established) and any subsidiary of any such holding company, and “Motif Group Company” shall be construed accordingly.  The expressions “holding company” and “subsidiary” in relation to a company mean a “holding company” and “subsidiary” as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) its nominee;

‘the Commencement Date’ means 27 March 2015;

‘Confidential Information’ means all information, details and data of any kind in connection with the Business, or any businesses or finances of Motif or any Motif Group Company including (without prejudice to the generality of the foregoing) information in respect of the management, financial, marketing, business and commercial systems, computer software and systems, clients, customers and suppliers, development, staffing, resources, research, intellectual property and other rights, and any arrangements or affairs of Motif or any Motif Group Company or its or their clients or customers or suppliers being confidential to Motif or any Motif Group Company and which Amphion or Mr Bertoldi shall have gained knowledge in the course of or in connection with the provision of the Services under this Agreement, including (without limitation) all information and trade secrets that Amphion or Mr Bertoldi creates, develops or obtains in connection with the provision of the Services, whether or not such information is marked or otherwise identified as being confidential;

‘Expenses’ means any extraordinary expenses which Amphion or Mr Bertoldi  properly and reasonably incurred in the course of providing the Services under this Agreement, and expressly agreed in writing in advance with Motif;

‘Fees’ means the fees set out in clause 5.1;

‘Mr Bertoldi’ means Mr Robert Bertoldi of 330 Madison Avenue, 6th Floor, Suite 665,  New York, NY 10017, USA;

‘Secondary Fundraise’ means any secondary fundraise conducted by Motif after Admission whether on AIM or any other market;

‘Services’ means the services to be provided by Amphion as specified in the Schedule to this Agreement;

‘Working Day’ means a day (other than Saturday or Sunday or a Public Holiday in New York, or a day on which Amphion has advised Motif that Mr Bertoldi will be unavailable) consisting of not less than seven Working Hours; and

‘Working Hour’ means an hour during the whole of which Mr Bertoldi has been engaged in the provision of the Services.

2.2                              The headings in this Agreement are for convenience only and shall not affect its interpretation.

2.3                              A ‘person’ shall include any company, corporation, firm, partnership, joint venture, unincorporated association, organisation or trust (in each case whether or not having separate legal personality) and references to any of the same shall include a reference to each of them.

2.4                              Words importing one gender shall include the other gender.

2.5                              Any reference to a statutory provision is a reference to that provision as for the time being re-enacted, amended, modified or extended.

3                                        PROVISION OF THE SERVICES

3.1                              Motif hereby engages Amphion to provide the Services to the Business and for this purpose to make available Mr Bertoldi with effect from the Commencement Date, and Amphion hereby undertakes to do so upon the terms and conditions of this Agreement.

3.2                              Amphion shall during the continuance of and subject to the remaining terms of this Agreement:

(a)                                provide the Services to a standard which is satisfactory to Motif;

(b)                                 have control over the provision of the Services and be entitled to decide the location and method of the provision of the Services and Mr Bertoldi’s hours of work provided always that the Services shall be provided to the standard set out in this Agreement;

(c)                                 make available Mr Bertoldi for at least 20 Working Hours in each calendar month for the purposes of providing the Services together with such additional time if any as may be necessary for them to be provided fully and properly;

(d)                                procure that Mr Bertoldi shall prior to commencing work in relation to the Services enter into a valid confidentiality undertaking and valid assignment of all existing and future Intellectual Property Rights (as defined in clause 11) directly with Amphion in terms substantially the same as the provisions of clauses 9 and 11 respectively;

(e)                                 be entitled to use a third party to perform any administrative, clerical or secretarial functions which are reasonably incidental to the provision of the Services provided that:

(i)                                    Motif will not be liable to bear the cost of such functions; and

(ii)                                 Amphion shall procure that such third party shall comply with the provisions of clause 9 (confidentiality) as if it had contracted on those terms with Motif directly and, at Motif’s request, enter into direct undertakings with Motif, including with regard to confidentiality;

(f)                                  promptly give to Motif (in writing if so requested) all such information and reports as Motif may reasonably require in connection with the Services;

(g)                                 provide a telephone number or other means of communication by which Amphion and Mr Bertoldi may be contacted most easily on the quickest possible notice;

(h)                                not without the prior written consent of Motif:

(i)                                    bind or hold itself out as being able to bind Motif to any contract;

(ii)                                 create or hold itself out as being able to create any liability against Motif in any way;  or

(iii)                              instruct or allow Mr Bertoldi to hold himself out as an employee or officer of Motif or to hold himself out or bind Motif as set out in sub-clauses (i) and (ii) above; and

(i)                                    procure that Mr Bertoldi shall not carry out any act which if it had been done by Amphion, would have been a breach of sub-clause (h) above.

3.3                              Amphion undertakes that it will, and will procure that Mr Bertoldi will, devote such time, care, attention and skill as may be necessary to provide the Services fully and to a standard which is satisfactory to Motif.

3.4                              Amphion will at its own expense provide all equipment, materials and resources necessary to enable the Services to be provided by Amphion under this Agreement, including without limitation, business equipment, computer hardware and software, telephones and stationery.

4                                        OBLIGATIONS OF AMPHION

4.1                              Amphion shall, and shall (as regards sub-clauses (a) to (g) below) procure that Mr Bertoldi shall:

(a)                                exercise his powers in the role as an executive director having regard to relevant obligations under providing law and regulations, including the Companies Act 2006, the Quoted Companies Alliance’s Corporate Governance Guidelines for Small and Mid-size Quoted Companies and associated guidance, the AIM Rules and the UK Listing Authority’s Prospectus and Disclosure and Transparency Rules, as applicable;

(b)                                do such things as are necessary to ensure compliance by himself and Motif with the Corporate Governance Guidelines for Small and Mid-size Quoted Companies published by the Quoted Companies Alliance (as amended from time to time);

(c)                                 comply with all requirements, recommendations or regulations, as amended from time to time, of the London Stock Exchange, including the AIM Rules for Companies, the Financial Conduct Authority and all regulatory authorities relevant to Motif and any code of practice issued by Motif (as amended from time to time) relating to dealing in the securities of Motif);

(d)                                comply with all applicable laws, regulations, codes and sanctions relating to anti-bribery and anti-corruption including but not limited to the Bribery Act 2010 (“Relevant Requirements”);

(e)                                 not engage in any activity, practice or conduct which would constitute an offence under sections 1, 2 or 6 of the Bribery Act 2010 if such activity, practice or conduct had been carried out in the UK;

(f)                                  comply with any policies relating to ethics, bribery or corruption which Motif has from time to time and of which Amphion has received a copy, in each case as Motif may update them from time to time (“Relevant Policies”);

(g)                                 promptly report to Motif any request or demand for any undue financial or other advantage of any kind received by Amphion or Mr Bertoldi in connection with the performance of this Agreement;

(h)                                immediately notify Motif if a Foreign Public Official becomes an officer or employee of Amphion or acquires a direct or indirect interest in Amphion (and Amphion warrants that it has no Foreign Public Officials as officers, employees or direct or indirect owners at the date of this Agreement); and

(i)                                    have and shall maintain in place throughout the term of this Agreement its own policies and procedures, including but not limited to Adequate Procedures under the Bribery Act 2010, to ensure compliance with the Relevant Requirements, the Relevant Policies and clause 4.1(e), and will enforce them where appropriate; and

Breach of clause 4 shall be deemed a material breach of this Agreement.

4.2                              For the purpose of clause 4, the meaning of ‘Adequate Procedures’ and ‘Foreign Public Official’ and whether a person is ‘associated’ with another person shall be determined in accordance with section 7(2) of the Bribery Act 2010 (and any guidance issued under section 9 of that Act), section 6(5) and (6) of that Act and section 8 of that Act respectively.

4.3                              Amphion undertakes to Motif that during the term of this Agreement it shall (and shall procure that Mr Bertoldi shall):

(a)                                take all reasonable steps to inform Motif of any business opportunities relating to the Business or any business of Motif or of any Motif Group company as soon as practicable after such opportunities shall have come to its or his knowledge and in any event before such opportunities shall have been offered (or caused to have been offered) by Amphion or Mr Bertoldi to any other party; and

(b)                                advise Motif as soon as reasonably practicable if Amphion is unable to make Mr Bertoldi available to provide the Services due to his illness or injury.

4.4                              Nothing in this Agreement shall prevent Amphion or Mr Bertoldi from being engaged, concerned or having any financial interest in any capacity whatsoever (including without limitation agent, consultant, director, employer, owner, partner, shareholder) in any other business, trade, profession or occupation during the continuance of this Agreement, provided that:

(a)                                such activity does not cause a breach of any of Amphion’s obligations under this Agreement;

(b)                                such activity by Mr Bertoldi would not have been a breach of such obligations if it had been done by Amphion;

(c)                                 Amphion shall not engage (and shall procure that Mr Bertoldi shall not engage) in any such activity if it relates to a business which is similar to or in any way competitive with the Business or any business of Motif or of any Motif Group Company without the prior written consent of Motif;

(d)                                Amphion shall not (and shall procure that Mr Bertoldi shall not) undertake any activities which in the reasonable opinion of Motif conflict with obligations of Amphion or Mr Bertoldi  hereunder regarding the provision of the Services; and

(e)                                 during the continuance of this Agreement Amphion shall (and shall procure that Mr Bertoldi shall) give priority to the provision of the Services to Motif over any other business activities which Amphion or Mr Bertoldi may wish or to propose to undertake.

5                                        FEES AND EXPENSES

5.1                              During the period of this Agreement and subject to the remaining provisions of this clause 5 and to Amphion complying with its obligations under this Agreement, Amphion shall be entitled, in consideration of the performance of its obligations under this Agreement, to Fees at a rate of US$5,000 per month (inclusive of any value added tax or other applicable tax).

5.2                              The fee detailed in clause 5.1 above shall be earned and accrue monthly in arrears, but shall be paid to Amphion by Motif only: (i) within 10 Business Days following Motif raising funds of at least £4.3 million, calculated from the total of the funds raised at Admission and the funds raised in any Secondary Fundraise; or (ii) at the board’s discretion should Motif raise funds in excess of £1.5 million but less than £4.3 million, calculated from the total of funds raised at Admission and the funds raised in any Secondary Fundraise.

5.3                              Subject to clause 3.4, Motif shall reimburse Amphion any Expenses incurred by Amphion or Mr Bertoldi in the provision of the Services within 10 days of receipt of the invoice in respect of the same accompanied by adequate evidence of each Expense Claim having been incurred.

5.4                              Amphion shall submit invoices to Motif:

(a)                                for any Fees payable under clause 5.1, at monthly intervals on the last Working Day of each month; and

(b)                                for any Expenses payable under clause 5.3 at monthly intervals on the last Working Day of each month.

5.5                              Each invoice submitted to Motif in accordance with clause 5.4 shall clearly show:

(a)                                the period in respect of which the invoice is issued;

(b)                                the total amount payable;

(c)                                 the calculation of the amount payable, showing the number of Working Hours spent by Mr Bertoldi in the provision of the Services; and

(d)                                the amount of any value added tax or other applicable tax which is additionally payable.

5.6                              Payment in full or in part of any Fees or Expenses shall be without prejudice to any claims or rights of Motif or any Motif Group Supplier against Amphion or Mr Bertoldi in respect of the provision of the Services.

5.7                              Motif shall be entitled to deduct from any Fees, Expenses or other amounts due to Amphion any sums that Amphion or Mr Bertoldi may owe to Motif or any Motif Group Supplier at any time.

5.8                              For the avoidance of doubt, no Fees shall be payable in respect of any period during which the Services are not provided.

6                                        INDEMNITY AND LIABILITY

6.1                              This Agreement constitutes a contract for the provision of services and not a contract of employment and the parties intend that neither Amphion nor Mr Bertoldi, should be treated as an employee of Motif or of any Motif Group Company for the purposes of any relevant tax legislation or regulations in any jurisdictions or for any other purpose.  Accordingly, Amphion and (as Amphion shall procure) Mr Bertoldi shall each, as required by law, be responsible for the payment of taxes and shall account to the relevant tax authorities for all taxes and social security contributions payable on any fees or other amounts paid under this Agreement, to the extent required by law.

6.2                              Amphion shall (and shall procure that Mr Bertoldi shall jointly and severally with Amphion) indemnify and keep indemnified Motif for itself and for each Motif Group Company against all actions, claims, demands, penalties, assessments, liabilities, surcharges and expenses in respect of all fees, costs, expenses, amounts, awards or contributions made against or incurred by Motif or any Motif Group Company whether arising:

(a)                                in consequence of Amphion or Mr Bertoldi failing to pay any taxes properly payable by Amphion or Mr Bertoldi;

(b)                                in consequence of any action (whether formal or otherwise) by any relevant tax authorities against Motif or any Motif Group Company regarding the payment of any tax or social security contributions in respect of Amphion or Mr Bertoldi;

(c)                                 through Amphion or Mr Bertoldi making any employment-related claim or any claim based on worker status against Motif in any other court, tribunal or other forum arising out of or in connection with the provision of the Services (notwithstanding clause 6.1 above); or

(d)                                otherwise.

6.3                              Amphion shall instruct Mr Bertoldi to include any payments made under this Agreement in his tax returns and to file such tax returns accurately and punctually.

6.4                              If any relevant tax authority determines that any payment made under this Agreement is subject to the withholding or deduction of tax pursuant to any applicable legislation or regulations, Amphion shall procure that Mr Bertoldi will comply with and will not appeal against any direction made by such authority in consequence of such determination.

6.5                              Amphion shall be liable for any breach of this Agreement and for all its acts or omissions in the course of providing the Services and for those of Mr Bertoldi and shall indemnify and keep indemnified Motif against any loss or damage arising at any time from such acts or omissions, including (but not limited to) losses or expenses resulting from personal injury or property damage and including (but not limited to) any claims, demands, actions or proceedings in which Motif is a named party.

7                                        INSURANCE POLICIES

7.1                              Amphion shall at its own expense, at all times during the continuance of this Agreement, maintain adequate insurance (“Insurance Policies”) for the benefit of Motif, with such reputable insurer and at such a level and on such terms as shall previously been agreed with Motif and in accordance with clause 7.2 below, against such loss or damage suffered by Motif as referred to in clause 6.5 above.  Amphion shall notify its insurers of Motif’s interest and shall cause the interest to be noted on the Insurance Policies.

7.2                              Amphion shall ensure that the Insurance Policies contain a provision to the effect that, if any claim is brought or made by Motif against Amphion in respect of which Amphion would be entitled to receive indemnity under any of the Insurance Policies, the relevant insurer will indemnify Motif directly against such claim and any charges, costs and expenses in respect of such claim.

7.3                              If and to the extent that the relevant insurer does not indemnify Motif directly, Amphion shall use any insurance monies received by it to indemnify Motif in respect of any claim and shall make good any deficiency from its own resources.

7.4                              Amphion shall immediately on request (and in any event within 14 days of any policy renewal or change) supply to Motif copies of the Insurance Policies together with written confirmation that clause 7.2 has been complied with and evidence that the relevant premiums have been paid.

7.5                              Amphion shall (and shall procure Mr Bertoldi shall) comply with all terms and conditions of the Insurance Policies at all times.  If cover under the Insurance Policies shall lapse or not be renewed or be changed in any material way or if Amphion is aware of any reason why the cover under the Insurance Policies may lapse or not be renewed or be changed in any material way, Amphion shall notify Motif without delay.

8                                        SUPPLIER’S UNDERTAKINGS

8.1                              Amphion undertakes to Motif that Amphion shall and shall procure that Mr Bertoldi shall, in relation to the provision of the Services, at all times observe and comply with:

(a)                                all legal duties obligations and requirements (statutory or otherwise) imposed on or applicable to the provision of the Services;

(b)                                all reasonable standards of safety and comply with Motif’s health and safety procedures from time to time in force at the premises where the Services are provided, and shall report to Motif any unsafe working conditions or practices; and

(c)                                 all procedures and policies from time to time applicable to consultants of Motif or any Motif Group Company which are from time to time notified by Motif to Amphion.

9                                        CONFIDENTIALITY AND RECORDS

9.1                              Amphion shall not (and shall procure that Mr Bertoldi shall not) at any time both during the continuance of and after the termination of this Agreement (without limitation in time):

(a)                                use, divulge or reveal to any person, firm or corporation, any Confidential Information which may come to its or his knowledge during the provision of the Services or the continuance of this Agreement;

(b)                                use or attempt to use any Confidential Information for its or his own purposes or for any purposes other than the purposes of Motif or any Motif Group Company, its or their business or the provision of the Services;

(c)                                 use or attempt to use any Confidential Information in any manner which may injure or cause loss either directly or indirectly to Motif or any Motif Group Company or its or their business, or may be likely so to do; or

(d)                                cause or bring about (including through any failure to exercise reasonable care and diligence) any unauthorised disclosure of any Confidential Information that Amphion or Mr Bertoldi shall come to know or have received or obtained at any time (whether before or after the date of this Agreement).

9.2                              Amphion shall (and shall procure that Mr Bertoldi shall) at all times both during the continuance of and after the termination of this Agreement (without limitation in time):

(a)                                use all reasonable endeavours to prevent the publication or disclosure of any Confidential Information in any way or any form; and

(b)                                keep with complete secrecy all Confidential Information entrusted to Amphion or Mr Bertoldi.

9.3                              The restrictions contained in clauses 9.1 and 9.2 shall cease to apply to any information or knowledge to the extent that it:

(a)                                comes into the public domain other than through breach of this clause 9;

(b)                                is authorised in advance in writing by Motif; or

(c)                                 is required or requested to be divulged by any court, tribunal, or governmental authority or regulatory body with competent jurisdiction.

9.4                              Amphion shall and shall procure that Mr Bertoldi shall:

(i)                                    not without the prior written authority of Motif and other than during the proper course of the provision of the Services retain possession of any documents, memoranda, records or other media on which any Confidential Information is recorded or stored, whether in hard copy or soft copy;

(ii)                                 return to Motif on demand and in any event on the termination, whether lawful or otherwise, of this Agreement all documents, records and other articles (including media and items for electronic storage) containing Confidential Information and all copies thereof, and destroy any other articles, documents, material or records derived from such documents or articles containing such Confidential Information; and

(iii)                              on request from Amphion, promptly provide written confirmation that no copy of the Confidential Information or any part of it remains in the power, possession, custody of, or under the control of Amphion or of Mr Bertoldi.

9.5                              Motif has the right to prevent the use or copying of all or any part of any document or other article containing any Confidential Information and Amphion shall (and shall procure that Mr Bertoldi shall) immediately notify Motif of any suspected or actual unauthorised use, copying or disclosure of any Confidential Information by any person.

9.6                              The obligations set out in this clause 9 shall survive the termination for whatever reason (whether lawful or not) of any right given by Motif to Amphion or Mr Bertoldi to possess and use the Confidential Information and shall survive the termination, whether lawful or otherwise, of this Agreement.

10                                 DATA PROTECTION

10.1                       Amphion shall procure that Mr Bertoldi shall consent to Motif and any Motif Group Supplier holding and processing “personal data” (as defined in the Data Protection Act 1998) concerning any of them in order for Motif to properly fulfil its obligations to Mr Bertoldi under this Agreement and as otherwise required or permitted by law in relation to his employment in accordance with that Act. Such processing shall principally be for legal, administrative and management purposes.

10.2                       Amphion shall procure that Mr Bertoldi shall further consent to Motif and any Motif Group Supplier processing any “sensitive personal data” (as defined in the Data Protection Act 1998) relating to any of them, including, as appropriate:

(a)                                information about the physical or mental health or medical condition of Mr Bertoldi in order to monitor his availability;

(b)                                the racial or ethnic origin or religious or similar characteristics of Mr Bertoldi, in order to monitor compliance with any applicable equal opportunities legislation; and

(c)                                 information relating to any criminal proceedings in which Mr Bertoldi may have been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties.

10.3                       Amphion consents (and shall procure that Mr Bertoldi shall consent) to Motif making such information available to any Motif Group Company and those who provide products or services to Motif and any Motif Group Company such as advisers, regulatory authorities, governmental or quasi-governmental organisations and potential purchasers of Motif or any Motif Group Company or the Business or the business of any Motif Group Company.

10.4                       Amphion consents (and shall procure that the Mr Bertoldi shall consent) to the transfer of such information held by Amphion in the European Economic Area to any business contact of Motif or any Motif Group Company outside the European Economic Area in order to further the business interests of the Company or such Motif Group Company.

11                                 INTELLECTUAL PROPERTY

11.1                       Amphion acknowledges that Motif is to be the sole and exclusive owner of the copyright and all other intellectual property rights in all products produced by Amphion and Mr Bertoldi in the performance of this Agreement (“IP Products”), including rights to all materials, including documents, created, made or obtained during the course of this Agreement.  Amphion on its own behalf and as agent for Mr Bertoldi hereby with full title guarantee it assigns absolutely to Motif by way of present assignment of future copyright the entire copyright throughout the world for the full period of copyright and all renewals, revivals, reversions and extensions therefore and all other rights whatsoever in the IP Products.  Amphion additionally hereby grants to Motif throughout the world all consents under all applicable laws to enable Motif to make the fullest use of the IP Products as it sees fit.

12                                 DURATION AND TERMINATION

12.1                       In this Agreement shall commence on the Commencement Date and shall continue, subject as hereinafter provided and subject to the Client’s satisfaction, until the first anniversary of the Commencement Date.  On the first and each subsequent anniversary of the Commencement Date, the period of this Agreement shall (subject as hereinafter provided) extend by a further 12 months  unless before any such anniversary, this Agreement has terminated (howsoever termination has occurred). Either party may at any time give to the other not less than 90 days prior written notice of termination. If any such notice given would expire after the next anniversary date of the Commencement Date, the extension of the period of this Agreement occurring on that anniversary date shall be for the unexpired balance of the notice given rather than for a further 12 months.

12.2                       The Client may terminate this Agreement forthwith by giving immediate notice to that effect without any liability to make any further payment (save in respect of any Fees or Expenses accrued up to the date of termination) if:

(a)                                in the Client’s reasonable opinion the Supplier commits any serious or repeated or persistent breach of any obligation to the Client or any Client Group Company;

(b)                                in the Client’s reasonable opinion any act or omission of Mr Bertoldi constitutes any serious or repeated or persistent breach of any obligation of the Supplier to the Client or any Client Group Company under this Agreement or if Mr Bertoldi conducts himself in such a way that the terms of this Agreement would have been so breached had Mr Bertoldi contracted with the Supplier on such terms directly;

(c)                                 the Supplier or Mr Bertoldi refuses or neglects to comply with any reasonable and lawful requests of the Client in relation to the Services;

(d)                                the Supplier or Mr Bertoldi are, in the reasonable opinion of the Supplier, negligent or incompetent in the provision of the Services;

(e)                                 the Supplier has become insolvent or is threatened by insolvency, makes a resolution for its winding up, makes an arrangement or composition with its creditors, or makes an application to a court of competent jurisdiction for protection from its creditors, or, in relation to the Supplier any form of insolvency proceeding procedure is commenced or any form or insolvency order is made;

(f)                                  Mr Bertoldi is declared bankrupt, or makes any arrangement with or for the benefit of their creditors, or is subject to any form of insolvency proceeding, procedure or order;

(g)                                 the Supplier or Mr Bertoldi are convicted of a criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a custodial penalty is not imposed);

(h)                                the Supplier or Mr Bertoldi have committed a material breach of applicable laws or regulatory provisions, which would lead to sanctions from any applicable authority, including any tax authority; or

(i)                                    the Supplier or Mr Bertoldi commits any fraud or dishonesty or act in a manner which in the opinion of the Client brings or is likely to bring the Supplier, Mr Bertoldi, the Client or any Client Group Company into disrepute or is materially adverse to the interests of the Client or any Client Group Company.

12.3                       Any delay by Motif in exercising its right of termination shall not constitute a waiver thereof and the exercise by Motif of such right shall be without prejudice to any other remedy it may have.

12.4                       Upon termination of this Agreement by either party, Amphion shall be entitled to receive any Fees and Expenses properly incurred only in respect of the time actually spent by Mr Bertoldi in the provision of the Services.

12.5                       This Agreement shall automatically terminate forthwith without the need for notice if Mr Bertoldi shall die, or otherwise become incapable of providing the Services or is convicted of a criminal offence resulting in imprisonment.

12.6                       Upon termination of this Agreement (howsoever arising) Amphion shall at the request of Motif and (shall procure that Mr Bertoldi shall), in addition to the obligations in clause 9.4 (return of confidential materials):

(a)                                immediately deliver up any property belonging to Motif or any Motif Group Company which is in his possession including (without limitation) any computer records, electrical equipment, keys, client lists and other documents (whether confidential or not) or any other property in his power, possession, custody or control;

(b)                                immediately and irretrievably delete any information relating to the Business or any business of Motif or any Motif Group Company (whether or not Confidential Information) stored on any magnetic or optical disc or memory stick which does not belong to Motif or to any Motif Group Company and/or matters derived from such sources and which is or has been in the power, possession, custody or control of Mr Bertoldi (and for the avoidance of doubt, the contact details of business contacts made during the provision of the Services are regarded as Confidential Information); and

(c)                                 immediately provide a signed statement on request by Motif that Mr Bertoldi has complied fully with his obligations under this clause 12.

12.7                       For the purpose of this clause 12, ‘Client Group Company’ shall mean any client company and any holding company and any subsidiary company (from time to time) of such client company (wherever incorporated or established) and any subsidiary of any such holding company.

13                                 RESTRICTIONS

13.1                       For the purposes of this clause 13:

(a)                                “Customer”  means any person, firm, company or any other legal entity who shall have been within the period of twelve months immediately prior to the Termination Date a client or customer of or in the habit of dealing with Motif or any other Motif Group Company and:

(i)                                    with whom or which, during such period Amphion or Mr Bertoldi had contact in the course of carrying out the Services; and/or

(ii)                                 in relation to whom or which Amphion or Mr Bertoldi by reason of any work undertaken in respect of the Services is in possession of any trade secrets or Confidential Information.

(b)                                “Confidential Information” has the meaning set out in clause 12 of this Agreement;

(c)                                 “Prospective Customer” means any person, firm, company or any other legal entity with whom Motif or any other Motif Group Company, during the twelve months prior to the Termination Date, shall have had negotiations or discussions for the supply or provision of goods or services supplied or provided by Motif or any other Motif Group Company and:

(i)                                    with whom or which, during such period Amphion or Mr Bertoldi had contact during the course of such negotiations or discussions; and/or

(ii)                                 in relation to whom Amphion or Mr Bertoldi by reason of any work undertaken in respect of the Services is in possession of any Confidential Information.

(d)                                “Relevant Person” means any person with whom Amphion or Mr Bertoldi had dealings during the twelve months immediately preceding the Termination Date and who on the Termination Date was a director, or an employee of Motif or any other Motif Group Company engaged in a senior, managerial or technical capacity;

(e)                                 “Restricted Business” means the business or activities carried on by Motif or any other Motif Group Company at the Termination Date in which Amphion or Mr Bertoldi have been directly concerned at any time during the twelve months prior to the Termination Date;

(f)                                  “Restricted Period” means, for the purposes of clauses 13.2(a) and 13.2(b), the period of six months following the Termination Date and, for the purposes of clauses 13.2(c) and 13.2(d), the period of twelve months following the Termination Date;

(g)                                 “Restrictions” means the restrictions contained within this clause 13 (including without limitation the definitions contained in this clause 13.1); and

(h)                                “Termination Date” means the date upon which this Agreement shall terminate for whatever reason.

13.2                       During the Restricted Period, Amphion shall not, and shall procure that Mr Bertoldi shall not, without Motif’s prior written consent, directly or indirectly:

(a)                                set up or otherwise control any business engaged in, or which is intended to be engaged in, any business which is in competition with the Restricted Business;

(b)                                take up any employment in or consultancy with or render services to or otherwise be engaged, interested or concerned in (whether as principal, servant, agent, employee, consultant or otherwise) any business which is in competition with the Restricted Business;

(c)                                 whether on its or his own account or for or on behalf of any other person, firm, company or any other legal entity, in competition with the Restricted Business:

(i)                                    solicit or entice away from Motif or any other Motif Group Company (or seek or endeavour to do so) the custom or business of any Customer;

(ii)                                 solicit or entice away from Motif or any other Motif Group Company (or seek or endeavour to do so) the custom or business of any Prospective Customer;

(iii)                              do any business with, accept orders from, or have any business dealings with any Customer;

(iv)                             do any business with, accept orders from, or have any business dealings with any Prospective Customer;

(d)                                solicit, employ or attempt to employ, engage or attempt to engage, induce or attempt to induce to cease working for or providing services to Motif or any other Motif Group Company any Relevant Person, whether or not any such person would thereby commit a breach of contract, or in any way interfere with the relationship between Motif or any other Motif Group Company and any such individual.

13.3                       Amphion acknowledges and agrees that:

(a)                                it and Mr Bertoldi have had the opportunity to take independent legal advice on the Restrictions;

(b)                                the Restrictions are considered by the parties and by Mr Bertoldi to be reasonable in all the circumstances;

(c)                                 the duration and extent of each of the Restrictions are no greater than necessary for the protection of Motif’s legitimate commercial interests and/or those of any Motif Group Company;

(d)                                if any of the Restrictions by itself, or taken together with any of the others, is found to be void or unenforceable but would be valid if some part of it were deleted, such Restriction shall apply with such modification as may be necessary to make it valid and effective;

(e)                                 the Restrictions are separate and severable and enforceable as such, so that if any Restriction is determined as being unenforceable in whole or in part for any reason, that shall not affect the enforceability of any of the remaining Restrictions or, in the case of part of a Restriction being unenforceable, of the remainder of that Restriction; and

(f)                                  any benefit given or deemed to be given by Amphion or Mr Bertoldi to any Motif Group Company under the terms of this clause is received and held on trust by Motif for the relevant Motif Group Company. Amphion shall, and shall procure that Mr

Bertoldi shall enter into appropriate restrictive covenants of a similar scope and duration to the Restrictions directly with any other Motif Group Company if required to do so by Motif.

14                                 NATURE OF AGREEMENT

14.1                       This Agreement constitutes a contract for the provision of services and not a contract of employment, partnership, agency or otherwise.  The relationships of Amphion and Mr Bertoldi to Motif will be of independent contractor and nothing in this Agreement shall render it (nor Mr Bertoldi) an employee, worker, agent or partner of Motif.  Amphion shall not at any time hold itself out as such and, without prejudice to clause 3.2(h)(iii) above, shall procure that Mr Bertoldi shall not hold himself out as such.

14.2                       Except as otherwise provided in this Agreement, neither party shall be entitled to assign any of its rights hereunder, or sub-contract or otherwise delegate any of its obligations hereunder, to any third party without the written consent of the other party or as permitted under the terms of this Agreement.

15                                 ENTIRE AGREEMENT

15.1                       This Agreement contains the entire agreement between the parties with respect to its subject matter.

15.2                       Each party acknowledges that, in entering into this Agreement, it does not do so on the basis of, and does not rely on, any representation, warranty or other statement, assurance or promise, whether made orally or in writing except as expressly provided in this Agreement.

16                                 ENFORCEABILITY

16.1                       If any provision of this Agreement is held by a court or other competent authority to be invalid or unenforceable in whole or in part, this Agreement shall continue to be valid as to its other provisions and the remainder of the affected provision.

17                                 RIGHTS OF THIRD PARTIES

17.1                       Any Motif Group Company may enforce any term of this Agreement which is for its benefit pursuant to the contracts (Rights of Third Parties) Act 1999 but no other person who is not a party to this agreement shall have any rights under the that Act to enforce any term of this Agreement.

17.2                       The rights of the parties to terminate, rescind or agree any variation, waiver or settlement under this agreement are not subject to the consent of any person that is not a party to this Agreement.

18                                 GOVERNING LAW AND JURISDICTION

18.1                       This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of England and Wales and the parties agree to submit to the exclusive jurisdiction of the courts of England and Wales.

19                                 VARIATION

19.1                       No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties.

20                                 COUNTERPARTS

20.1                       This Agreement may be executed in any number of counterparts, each of which, when executed shall be an original, and all the counterparts together shall constitute one and the same instrument.

21                                 NOTICES AND SERVICE

21.1                       Any notice to be given under this Agreement shall be in writing.  Notices may be given by personal delivery or post addressed to the other party at its registered office for the time being, or by fax or email to the other party’s principal fax number or email address, marked for the attention of Graham Lumsden at Motif and Richard Morgan at Amphion.

21.2                       Any notice given in accordance with clause 21.1 above shall be deemed to have been received:

(a)                                if delivered by hand, at the time the notice is left at the relevant address or given to the addressee (whichever is the earlier); and

(b)                                 in the case of delivery by post, on the second business day after posting; and

(c)                                  in the case of fax or email, at the time of confirmation of successful transmission.

21.3                       Proof that the notice was properly addressed and (in the case of email and fax) successfully transmitted and (in the case of service by post) pre-paid and posted shall be sufficient evidence of service (unless, in the case of email and fax, the sender has been sent or received notification that the transmission was unsuccessful).

IN WITNESS whereof the parties have duly executed these presents the day and year first above written.

THE SCHEDULE

The Services

Mr Bertoldi will serve on the Board of the Motif and will be required to perform the services of a Chief Financial Officer.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Executed as a DEED by	)
MOTIF BIO PLC	)
acting by GRAHAM LUMSDEN in the	) /s/ Graham Lumsden
presence of:	) Director

Signature of witness:	/s/ Sophia Iqbal
Name of witness:	Sophia Iqbal
Address:	92 Hills Dr.
Belle Mead, NJ 08502

Occupation	Pharmacist

Executed as a DEED by	)
AMPHION INNOVATIONS PLC	)
acting by RICHARD MORGAN in the	) /s/ Richard Morgan
presence of:	) Director

Signature of witness:	/s/ Janet Lohse
Name of witness:	Janet Lohse
Address:	330 Madison Ave
New York, NY 10017

Occupation	Accountant